AMENDED SCHEDULE A

TO THE

HERITAGE SERIES TRUST

SUBADVISORY AGREEMENT

BETWEEN

HERITAGE ASSET MANAGEMENT, INC.

AND

EAGLE BOSTON INVESTMENT MANAGEMENT, INC.

As compensation pursuant to section 4 of the Subadvisory Agreement between Heritage Asset Management, Inc. (the “Manager”) and Eagle Boston Invesment Management, Inc. (the “Subadviser”), the Manager shall pay the Subadviser a subadvisory fee, computed and paid monthly, at the following percentage rates of each Portfolio’s average daily net assets under management by the Subadviser:

(1) For the Heritage Series Trust – Small Cap Fund

Advisory Fee as % of Average Daily Net Assets of the Entire Portfolio:	Average Daily Net Assets Under Management
Up to and including $500 million	0.375%
$501 million to $1 billion	0.35%
In excess of $1 billion	0.325%

(2) For the Heritage Series Trust – Eagle Small Cap Core Value Fund

Advisory Fee as % of Average Daily Net Assets of the Entire Portfolio:	Average Daily Net Assets Under Management
Up to and including $500 million	0.375%
$501 million to $1 billion	0.35%
In excess of $1 billion	0.325%

Dated: September 12, 2008